FEE APPORTIONMENT AGREEMENT

THIS FEE APPORTIONMENT AGREEMENT is made this __ day of August 2009, by and among First Focus Funds, Inc., a Nebraska corporation (the “Company”), on behalf of the First Focus Core Equity Fund, the First Focus Short/Intermediate Bond Fund, the First Focus Small Company Fund, the First Focus Income Fund, the First Focus International Fund, the First Focus Large Cap Growth Fund, the First Focus Balanced Fund, and the First Focus Growth Opportunities Fund, each series portfolio of the Company (each a “Fund” and collectively, the “Funds”), FNB Fund Advisers, a division of First National Bank of Omaha, a national banking association (“FNB”), Tributary Capital Management, LLC, a Colorado limited liability company (“Tributary”, along with FNB, each an “Adviser” and collectively, the “Advisers”), KBC Asset Management International Limited (“KBC”), and Riverbridge Partners, LLC (“Riverbridge”).

Preliminary Statement

A.           FNB serves as investment adviser to the First Focus Large Cap Growth Fund (the “Large Cap Fund”), the First Focus International Fund (the “International Fund”), the First Focus Core Equity Fund, the First Focus Short/Intermediate Bond Fund, the First Focus Small Company Fund, and the First Focus Income Fund (collectively, the “FNB Advised Funds”).

B.           Tributary serves as an investment adviser to the First Focus Balanced Fund and the First Focus Growth Opportunities Fund (together, the “Tributary Advised Funds”).

C.           KBC serves as subadviser to the International Fund and Riverbridge serves as subadviser to the Large Cap Fund.

D.           Northern Lights Distributors, LLC (the “Distributor”), serves as distributor for the Funds.

E.           National Financial Services LLC, Fidelity Brokerage Services LLC and Fidelity Investments Institutional Operations Company, Inc. (collectively, “Fidelity”), the Advisers and the Distributor are parties to a Services Agreement dated as of ____, 2009 (“Services Agreement”), under which Fidelity provides certain services (“Services”) to each of the Funds in connection with Fidelity’s customers’ purchase of shares of the Funds (“Shares”) through Fidelity’s platform.

F.           In exchange for Fidelity’s performance of the Services, the Advisers, as provided in the Services Agreement, have jointly agreed to pay Fidelity a fee in the amount of 40 basis points (“bps”) per month of the net asset value of the Shares held by Fidelity’s customers pursuant to the Services Agreement, subject to a minimum monthly fee (collectively, the “Fee”), and as more particularly provided in Exhibit A to the Services Agreement (“Exhibit A”).

G.           The Company, on behalf of the Funds, and the Advisers wish to set forth the apportionment of the Fee amongst such parties.  For purposes of clarification, the Advisers shall be responsible to pay Fidelity the Fee under the Services Agreement; this Fee Apportionment Agreement sets forth the amounts that shall be reimbursed to the Advisers by the Funds.

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NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties hereby agree as follows:

1.           Apportionment of Fee Among the Advisers.  For so long as the Advisers are obligated to pay Fidelity the Fee under the Services Agreement, the Advisers agree that (i) FNB shall pay Fidelity a portion of the Fee respecting the net asset value of the Shares of the FNB Advised Funds held by Fidelity’s customers pursuant to the Services Agreement (the “FNB Portion”), and (ii) Tributary shall pay Fidelity a portion of the Fee respecting the net asset value of the Shares of the Tributary Advised Funds held by Fidelity’s customers pursuant to the Services Agreement.

2.           Apportionment of FNB Portion.  For so long as FNB is obligated to pay Fidelity the Fee under the Services Agreement, (i) KBC agrees to reimburse FNB for one-half of the FNB Portion attributable to the International Fund, not to exceed 7.5 basis points of the net asset value of the Shares of the International Fund, and (ii) Riverbridge agrees to reimburse FNB for one-half of the FNB Portion attributable to the Large Cap Fund, not to exceed 7.5 basis points of the net asset value of rthe Shares of the Large Cap Fund.

3.           Apportionment of Fee Among the Company and the Advisers.  For so long as the Advisers are obligated to pay Fidelity the Fee under the Services Agreement, the parties agree that the FNB Advised Funds shall reimburse FNB 62.5% of the FNB Portion, calculated in the manner set forth in Exhibit A, and the Tributary Advised Funds shall reimburse Tributary 62.5% of the Tributary Portion, calculated in the manner set forth in Exhibit A.  Notwithstanding the foregoing or anything else in this agreement, in no event shall any Fund be responsible to either of the Advisers, Fidelity, KBC or Riverbridge for more than 25 bps of the net asset value of Shares held by Fidelity’s customers pursuant to the Services Agreement.

4.           Apportionment of Implementation Fee.  With respect to the $10,000 implementation fee set forth in Exhibit A payable to Fidelity, FNB shall be responsible for $7,500 (the “FNB Amount”) and Tributary shall be responsible for $2,500.  In addition, KBC shall reimburse FNB for $625 of the FNB Amount, and Riverbridge shall reimburse FNB for $625 of the FNB Amount.

5.           Reference to Agreements.  The term of this agreement and the obligations hereunder shall only continue so long as the Advisers are obligated to pay the Fee.  In the event the amount of the Fee is modified or the Services Agreement is otherwise modified, the parties may mutually agree to correspondingly modify this agreement.

[Signature page to follow.]

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The parties hereto have caused this Fee Apportionment Agreement to be executed as of the date first above written.

FIRST FOCUS FUNDS, INC.	FNB FUND ADVISERS
By: /s/ Mike Summers	By: /s/ Steve Frantz
Name: Mike Summers	Name: Steve Frantz
Title: President	Title: Chief Investment Officer

RIVERBRIDGE PARTNERS, LLC	TRIBUTARY CAPITAL MANAGEMENT, LLC
By: /s/ Rick Moulton	By: /s/ Kurt Spieler
Name: Rick Moulton	Name: Kurt Spieler
Title: Principal	Title: Managing Director Investments

KBC ASSET MANAGMENT INTERNATIONAL LIMITED
By: /s/ Seaw Hawkshaw
Name: Seaw Hawkshaw
Title: CEO

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